Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Mark S. Zelermyer
February 22, 2007	617-292-9750
mark.zelermyer@fhlbboston.com

FEDERAL HOME LOAN BANK OF BOSTON ANNOUNCES
2006 OPERATING HIGHLIGHTS AND DECLARES DIVIDEND

BOSTON — The Federal Home Loan Bank of Boston (the Bank) announced the following:

2006 Balance-Sheet Highlights
Total assets were $57.5 billion at December 31, 2006, relatively unchanged from $57.7 billion at the close of 2005. Advances were down 1.9 percent to $37.3 billion, compared with $38.1 billion at yearend 2005, and represented 65.0 percent of total assets, compared with 66.0 percent at yearend 2005. While this decline was due primarily to net reductions in borrowings by several large members late in the year, average advances borrowings for the year as a whole increased $9.1 billion to $40.1 billion. Investments, including short-term placements and securities, increased 5.4 percent to $15.2 billion, compared with $14.5 billion at yearend 2005. Yearend member-mortgage assets declined 7.9 percent to $4.5 billion, compared with $4.9 billion at yearend 2005, reflecting a softening in the home-mortgage market that began late in 2005.

2006 Operating and Capital Results
Net income for 2006 increased 44.8 percent to $195.8 million, compared with $135.3 million for 2005. Capital at yearend 2006 was $2.5 billion, compared with $2.7 billion at yearend 2005, generally the result of buying back capital stock from members. Net interest income after provision for credit losses on mortgage loans increased $50.8 million, or 20.1 percent, to $303.9 million for the year ended December 31, 2006, from $253.1 million for the year ended December 31, 2005. The increase in net interest income was driven primarily by higher interest rates, higher average capital levels, and as described above, an increase in average advances balances. The Bank’s contribution to the Affordable Housing Program rose to $21.8 million in 2006 due to increased earnings, up from $15.2 million the previous year.

First Quarter 2007 Dividend
The Bank’s board of directors declared a dividend rate with an equivalent annual yield of 6.75 percent. The dividend, based on average stock outstanding for the fourth quarter, will be paid on March 2, 2007.

The Federal Home Loan Bank of Boston is a cooperatively owned wholesale bank for housing finance in the six New England states. Its mission is to support the residential-mortgage and community-development lending activities of its members, which include over 460 financial institutions across New England. To accomplish its mission, the Bank utilizes private-sector capital to provide members and other qualified customers with reliable access to low-cost wholesale funds, liquidity, a competitive outlet for the sale of loans, special lending programs, technical assistance, and other products and services.

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Federal Home Loan Bank of Boston    |    111 Huntington Avenue    |    Boston, MA 02199    |    617-292-9600    |    FAX: 617-292-9645

www.fhlbboston.com